SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2002

BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-5305	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809
(Address of principal executive offices, including zip code)

415-445-6530
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

On October 14, 2002, BRE Properties, Inc. reported operating results for the quarter and nine months ended September 30, 2002, as follows:

Third Quarter Results	Year-to-Date Highlights
• $71.5 million total revenue	• $131 million property acquisitions
• $0.48 earnings per share	• $168 million developments completed
• $0.65 FFO per share	• $206.9 million total revenue
• $0.4875 cash dividends per share	• $1.34 earnings per share
• 75% FFO payout ratio	• $1.99 FFO per share

Net income available to common shareholders for the third quarter totaled $22.4 million, or $0.48 per diluted share, as compared with $21.8 million, or $0.46 per diluted share, for the same period 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter increased 2.6% to $48.0 million, up from $46.7 million in the same quarter 2001. For the third quarter, revenues totaled $71.5 million, as compared with $66.8 million a year ago.

Net income available to common shareholders for the nine-month period totaled $62.0 million, or $1.34 per diluted share, as compared with $58.6 million, or $1.26 per diluted share, for the same period 2001. Year-to-date, EBITDA totaled $141.1 million, up from $138.4 million a year ago, an increase of 1.9%. For the nine months ended September 30, 2002, revenues totaled $206.9 million, as compared with revenues of $198.4 million for the same period 2001.

Net income for the quarter and nine-month periods included a net gain on investments of $4.9 million. In addition, net income for these periods included a nonrecurring expense related to the retirement of an executive officer, totaling $540,000. The impact on net income associated with the nonrecurring charge was $0.01 per share for the quarter and year-to-date periods.

For the third quarter, funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $31.0 million, or $0.65 per diluted share, compared with $33.8 million, or $0.69 per diluted share, for the same period 2001. For the nine-month period, FFO totaled $95.3 million, or $1.99 per diluted share, as compared with $99.4 million, or $2.04 per diluted share, in the same period 2001. FFO for the quarter and nine-month periods included a nonrecurring expense related to the retirement of an executive officer, totaling $540,000. The impact on FFO was $0.01 per share for the quarter and year-to-date periods. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other REITs may vary materially from our calculations, and therefore our FFO and the FFO of other REITs may not be directly comparable.

BRE’s overall operating results were influenced by year-over-year same-store performance, and income derived from apartment communities developed and acquired during the last 12 months. For the third quarter 2002, same-store net operating income (NOI) decreased 6% as compared with third quarter 2001 results. On a sequential basis, same-store NOI decreased 1% from second quarter 2002. The company’s same-store NOI results continue to be affected by a protracted recessionary environment. Anemic regional and national economic conditions have stagnated job growth, which continue to compress market-level rents. In addition, sequential same-store operating expenses increased due to higher resident turnover and marketing costs.

BRE’s overall operating results were affected by an increase in interest expense, which on a sequential basis increased $776,000 to $14.5 million in the third quarter, from $13.7 million in second quarter 2002. The increase in interest charges was related primarily to the issuance of $150 million of senior unsecured notes during the quarter, with a maturity of seven years and a coupon of 5.75%. Net proceeds from the offering were used to repay floating rate debt outstanding under BRE’s revolving credit facility.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 22,405 apartment units owned by BRE, same-store units totaled 19,822 and 19,226 for the quarter and year-to-date periods, respectively.

On a year-over-year basis, average market-level rents in the same-store portfolio decreased 4% to $1,091 per unit from $1,137. Physical occupancy levels averaged 95% during both periods. On a sequential basis, average market-level rents in the same-store portfolio decreased 0.5%. Physical occupancy levels averaged 95% during the third quarter and 94% during second quarter 2002.

Same-Store % Growth Results Q3 2002 Compared to Q3 2001
	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	27%	-9%	4%	-13%
San Diego	2,923	18%	2%	6%	1%
L.A./Orange County	2,976	15%	3%	1%	4%
Seattle	2,564	11%	-6%	3%	-10%
Phoenix	2,694	9%	-5%	6%	-10%
Sacramento	1,896	9%	1%	4%	0%
Salt Lake City	1,517	5%	-3%	5%	-7%
Denver	984	4%	-6%	3%	-9%
Portland	780	2%	-1%	2%	-3%

Total	19,822	100%	-3%	4%	-6%

Same-Store % Growth Results YTD 2002 Compared to YTD 2001
	# of Units	% of NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	28%	-9%	5%	-12%
San Diego	2,575	15%	5%	6%	4%
L.A./Orange County	2,976	15%	5%	0%	7%
Seattle	2,316	10%	-4%	4%	-8%
Phoenix	2,694	10%	-5%	5%	-9%
Sacramento	1,896	9%	3%	4%	3%

Salt Lake City	1,517	6%	1%	1%	0%
Denver	984	5%	-4%	1%	-6%
Portland	780	2%	0%	5%	-3%

Total	19,226	100%	-2%	4%	-4%

Same-Store Average Occupancy and Turnover Rates September 30, 2002 Compared to September 30, 2001
	Occupancy Levels		Turnover Ratio
	Q3 2002	Q3 2001	YTD 2002	YTD 2001
San Francisco	95%	93%	72%	77%
San Diego	97%	96%	61%	61%
L.A./Orange County	96%	97%	53%	53%
Sacramento	96%	97%	77%	74%
Seattle	93%	93%	60%	54%
Portland	94%	94%	69%	66%
Salt Lake City	94%	96%	79%	86%
Denver	92%	96%	82%	80%
Phoenix	93%	93%	70%	75%

Average	95%	95%	67%	68%

San Francisco Bay Area Performance

In the third quarter, occupancy at BRE’s S.F. Bay area communities averaged 95%, consistent with second quarter results. However, market-level rents have not fully stabilized, declining approximately 1% during the quarter. The marginal decline in market-level rents, combined with an increase in expenses of approximately 6%, contributed to a sequential decline of 4% in same-store NOI. The following table provides sequential operating data for the S.F. Bay area for the past six quarters.

S.F. Bay Area Same-Store Operating Metrics Past Six Quarters Ending September 30, 2002

	Market Rent Per Unit	Market Rent % Change	Average Physical Occupancy	Annualized Quarterly Turnover
Q2 2001	$1,833	-6.6%	93%	80%
Q3 2001	$1,755	-4.3%	93%	98%
Q4 2001	$1,599	-8.9%	92%	81%
Q1 2002	$1,573	-1.6%	93%	71%
Q2 2002	$1,551	-1.4%	95%	68%
Q3 2002	$1,537	-0.9%	95%	76%

% Change in Market Rent Q2 2001 through Q3 2002: -16%

Acquisition and Development Activity

During the quarter, BRE completed three communities with 629 units and transferred these communities from construction-in-progress to investments in real estate: Pinnacle at Otay Ranch I, with 160 units, located in the Otay Ranch master-planned community, in the San Diego suburb of Chula Vista, California; Pinnacle at MacArthur Place, with 253 units, located in the South Coast Metro Area of Orange County, California; and Pinnacle at the Creek, with 216 units, located in the Denver suburb of Aurora, Colorado. Year to date, BRE has completed five communities with 1,013 units for a total cost of $168 million.

At September 30, 2002, the company had two communities in the lease-up phase: one completed during the third quarter, the other in development with completion expected first quarter 2003. Apartment units delivered and in service total 389 units, which will increase to 636 units on completion of construction. Average occupancy for the lease-up communities was 58% of delivered units, and 35% of total units at the end of Q3 2002.

BRE currently has four communities, 1,098 units, in development, with a total estimated cost of $179 million. Three development communities are located in Southern California, and one is in the Denver, Colorado area. Expected completion dates for these communities range from first quarter 2003 to second quarter 2004.

The company also owns two parcels of land in Southern California, representing 310 units of future development. During third quarter 2002, BRE acquired a four-acre parcel of land in downtown Pasadena, California, for approximately $8 million. BRE plans to develop a 200-unit apartment community on the site.

Subsequent to quarter-end, BRE acquired one apartment community: Emerald Pointe Apartments, with 160-units, located in the Los Angeles metro area of Diamond Bar, California, for approximately $25.3 million.

Disposition Activity

During third quarter 2002, the company sold its partnership interest in a commercial property for a net gain on sale of approximately $7.2 million. The company also sold its investment in Corrigo, Inc., a nonaffiliated technology company, at a loss of $800,000. An agreement to sell excess land was executed and finalized during the quarter. The company has recorded the related loss of approximately $1.5 million in advance of closing in accordance with accounting rules. These three transactions complete the disposition of the company’s nonmultifamily-related investments and holdings. The net gain resulting from these three transactions is approximately $4.9 million.

Financial Information

During the third quarter, the company issued $150 million of senior unsecured notes, with a maturity of seven years and a coupon of 5.75%. The proceeds derived from the offering were used to repay amounts outstanding under BRE’s revolving credit facility. At September 30, 2002, outstanding borrowings under the company’s line of credit totaled $160 million, with an average interest cost of 2.86%.

At September 30, 2002, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $2.7 billion, with a debt-to-total market capitalization ratio of 42%. BRE’s outstanding debt of $1.15 billion carried a weighted average interest rate of 6.09%.

For the quarter, BRE’s coverage ratio of EBITDA to interest expense was 3.3 times. The weighted average maturity for BRE’s long-term debt is seven years.

During third quarter 2001, BRE’s board of directors authorized the purchase of the company’s common stock in an amount up to $60 million. The timing of repurchase activity is dependent on the market price of the company’s shares, and other market conditions and factors. During third quarter 2002, the company repurchased a total of $4.4 million of common stock, representing 156,800 total shares, at an average price of $27.82 per share. To date, the company has repurchased a total of $37.2 million of common stock, representing 1,295,000 total shares, at an average price of $28.72 per share.

For Q3 2002, cash dividend payments to common shareholders totaled $22.4 million, or $0.4875 per share, a 5% per share increase from $21.7 million, or $0.465 per share, for the same period 2001. Correspondingly, the FFO payout ratio for Q3 2002 was 75%, as compared with 67% for Q3 2001. Cash dividend payments for the nine months ended September 30, 2002 reached $67.2 million, or $1.46 per share, as compared to $65.0 million, or $1.40 per share, in the same period last year. The year-to-date 2002 FFO payout ratio was 73%, as compared to 68% for the first nine months of 2001.

BRE Properties, Inc.
Financial Summary
September 30, 2002

CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands)

	Sept. 30, 2002	Sept. 30, 2001
Assets
Real estate portfolio
Direct investments in real estate:
Investments in rental properties	$2,058,574	$1,703,884
Construction in progress	84,936	66,809
Less: accumulated depreciation	(191,823)	(148,902)

	1,951,687	1,621,791

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	55,473	30,189
Construction in progress	—	44,457

	55,473	74,646

Land under development	14,350	25,310

Total real estate portfolio	2,021,510	1,721,747
Cash	11,872	3,671
Other assets	51,923	52,905

Total assets	$2,085,305	$1,778,323

Liabilities and shareholders’ equity
Liabilities
Unsecured senior notes	$774,571	$483,000
Mortgage loans	216,372	211,243
Unsecured line of credit	160,000	194,000
Accounts payable and accrued expenses	32,349	29,758

Total liabilities	1,183,292	918,001

Minority interest	51,482	59,190

Shareholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized: 2,150,000 shares 8 1/2% Series A cumulative redeemable issued and outstanding ($25 liquidation preference); 3,000,000 shares 8.08% Series B cumulative redeemable issued and outstanding ($25 liquidation preference). (No Series B outstanding at September 30, 2001.)	128,750	53,750

Common stock; $.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 45,928,070 and 46,279,096 at September 30, 2002 and 2001, respectively.	459	463
Additional paid-in capital	721,322	746,919

Total shareholders’ equity	850,531	801,132

Total liabilities and shareholders’ equity	$2,085,305	$1,778,323

BRE Properties, Inc.
Financial Summary
September 30, 2002

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Quarter ended		Nine months ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
REVENUE
Rental income	$67,350	$61,926	$194,250	$182,883
Ancillary income	3,149	3,274	8,927	8,889
Partnership and other income	1,027	1,588	3,674	6,599

Total revenue	71,526	66,788	206,851	198,371
EXPENSES
Real estate expenses	20,605	17,867	58,179	52,808
Depreciation	12,347	10,426	34,711	29,585
Interest expense	14,454	12,000	41,220	36,207
General and administrative (1)	2,976	2,212	7,589	7,127
Internet business (2)	—	—	—	7,163

Total expenses	50,382	42,505	141,699	132,890
Income before gains (losses) on investments and minority interest in consolidated subsidiaries	21,144	24,283	65,152	65,481
Net gains (losses) on investments	4,862	(327)	4,862	(327)

Income before minority interest in consolidated subsidiaries	26,006	23,956	70,014	65,154
Minority interest	960	1,048	2,883	3,143

NET INCOME	$25,046	$22,908	$67,131	$62,011
Dividends attributable to preferred stock	2,657	1,142	5,107	3,426
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$22,389	$21,766	$62,024	$58,585

Net income per share—Basic	$0.49	$0.47	$1.35	$1.26

Net income per share—Assuming dilution	$0.48	$0.46	$1.34	$1.26

Funds from operations (3)	$30,964	$33,810	$95,283	$99,398
Per share funds from operations—Assuming dilution (3)	$0.65	$0.69	$1.99	$2.04
Weighted average shares outstanding—Basic	45,910	46,470	45,895	46,360
Weighted average shares outstanding—Assuming dilution	47,860	48,810	47,920	48,720

(1)
FFO for the quarter and nine-month periods included a non-recurring expense related to the retirement of an executive officer, totaling $540,000. The impact to FFO was $0.01 per share for the quarter and year-to-date periods.

(2)
Internet business expenses relate to our prior investment in VelocityHSI, Inc. VelocityHSI filed for bankruptcy protection during third quarter 2001. BRE’s investment in and advances to VelocityHSI were written down to zero during second quarter 2001. A reserve of $2,400,000 for potential BRE liabilities related to VelocityHSI was provided for as part of our second quarter 2001 charge. Our investment in VelocityHSI was recorded under the equity method of accounting. The recognition of our portion of income or losses was added back to determine FFO from real estate. The effect of including this expense in FFO would be ($0.00) and ($0.15) per share for the quarter and nine months ended September 30, 2001, respectively. There is no impact from VelocityHSI in 2002.

(3)	Calculated using the FFO definition from NAREIT’s October 1999 White Paper, as amended April 2002.

FORWARD LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements in this report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code as of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to the company’s SEC filings, including our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2002	By:	/s/ EDWARD F. LANGE, JR.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary